A special meeting of the fund's shareholders was held on September 18, 2002. The results of votes taken among shareholders on proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To continue the effectiveness of Article VII, Section 7.04 of the Trust Instrument.*
	# of Votes	% of Votes
Affirmative	6,511,783,345.779	89.614
Against	329,788,951.355	4.539
Abstain	424,881,474.307	5.847
TOTAL	7,266,453,771.441	100.000
PROPOSAL 2
To authorize the Trustees to increase the maximum number of Trustees.*
	# of Votes	% of Votes
Affirmative	6,174,927,725.188	84.970
Against	712,670,799.143	9.807
Abstain	379,594,777.110	5.223
TOTAL	7,267,193,301.441	100.000
PROPOSAL 3
To authorize the Trustees to clarify the scope of the Trustees' authority regarding reorganization or termination.*
	# of Votes	% of Votes
Affirmative	6,439,152,741.466	88.615
Against	425,316,228.980	5.853
Abstain	401,984,800.995	5.532
TOTAL	7,266,453,771.441	100.000
PROPOSAL 4
To authorize the Trustees to enter into management contracts on behalf of a new fund.*
	# of Votes	% of Votes
Affirmative	6,338,720,043.337	87.233
Against	515,498,905.709	7.094
Abstain	412,234,822.395	5.673
TOTAL	7,266,453,771.441	100.000
PROPOSAL 5
To elect the thirteen nominees specified below as Trustees.*
	# of Votes	% of Votes
J. Michael Cook
Affirmative	6,851,815,006.821	94.284
Withheld	415,378,294.620	5.716
TOTAL	7,267,193,301.441	100.000
Ralph F. Cox
Affirmative	6,844,170,409.986	94.179
Withheld	423,022,891.455	5.821
TOTAL	7,267,193,301.441	100.000
Phyllis Burke Davis
Affirmative	6,837,990,754.536	94.094
Withheld	429,202,546.905	5.906
TOTAL	7,267,193,301.441	100.000
Robert M. Gates
Affirmative	6,848,331,141.026	94.236
Withheld	418,862,160.415	5.764
TOTAL	7,267,193,301.441	100.000
Abigail P. Johnson
Affirmative	6,843,142,530.031	94.165
Withheld	424,050,771.410	5.835
TOTAL	7,267,193,301.441	100.000
Edward C. Johnson 3d
Affirmative	6,841,466,145.606	94.142
Withheld	425,727,155.835	5.858
TOTAL	7,267,193,301.441	100.000
Donald J. Kirk
Affirmative	6,851,738,187.326	94.283
Withheld	415,455,114.115	5.717
TOTAL	7,267,193,301.441	100.000
	# of Votes	% of Votes
Marie L. Knowles
Affirmative	6,857,370,417.961	94.361
Withheld	409,822,883.480	5.639
TOTAL	7,267,193,301.441	100.000
Ned C. Lautenbach
Affirmative	6,851,940,663.636	94.286
Withheld	415,252,637.805	5.714
TOTAL	7,267,193,301.441	100.000
Peter S. Lynch
Affirmative	6,853,081,588.471	94.302
Withheld	414,111,712.970	5.698
TOTAL	7,267,193,301.441	100.000
Marvin L. Mann
Affirmative	6,848,011,036.871	94.232
Withheld	419,182,264.570	5.768
TOTAL	7,267,193,301.441	100.000
William O. McCoy
Affirmative	6,849,963,495.721	94.259
Withheld	417,229,805.720	5.741
TOTAL	7,267,193,301.441	100.000
William S. Stavropoulos
Affirmative	6,831,136,964.061	94.000
Withheld	436,056,337.380	6.000
TOTAL	7,267,193,301.441	100.000
PROPOSAL 6
To approve an amended management contract for the fund.
	# of Votes	% of Votes
Affirmative	55,068,885.390	79.693
Against	11,378,996.904	16.467
Abstain	2,653,477.060	3.840
TOTAL	69,101,359.354	100.000
PROPOSAL 13
To amend the fund's fundamental investment limitation concerning underwriting.
	# of Votes	% of Votes
Affirmative	54,846,422.450	79.371
Against	11,569,874.214	16.743
Abstain	2,685,062.690	3.886
TOTAL	69,101,359.354	100.000
PROPOSAL 14
To amend the fund's fundamental investment limitation concerning lending.
	# of Votes	% of Votes
Affirmative	53,309,138.810	77.146
Against	13,091,303.384	18.945
Abstain	2,700,917.160	3.909
TOTAL	69,101,359.354	100.000
*Denotes trust-wide proposals and voting results.